Exhibit 99.1

Company Contact:
Lindsey Opsahl
SEI
+1 610-676-4052
lopsahl@seic.com
Pages:    1

FOR IMMEDIATE RELEASE

SEI Declares Dividend of $.30 Per Share and
Announces Increase in Stock Repurchase Program

OAKS, Pa., May 30, 2018 - The Board of Directors of SEI Investments Company (NASDAQ: SEIC) today declared a regular semi-annual dividend of $0.30 (thirty cents) per share. The cash dividend will be payable to shareholders of record on June 14, 2018, with a payment date of June 22, 2018.

The board also announced an increase in its stock repurchase program by an additional $200 million, increasing the available authorization under the program to approximately $223 million. Since the beginning of calendar year 2018, the Company repurchased approximately 2.15 million shares at a cost of approximately $147.6 million.

About SEI
Now in its 50th year of business, SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of March 31, 2018, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $869 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $335 billion in assets under management and $530 billion in client assets under administration. For more information, visit seic.com.

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